BROKER NAME ________________________

                   BROKER AGREEMENT # _______________________

This Agreement entered into on the ___ day of _________________, 1997, (the "Effective Date") by and between ____________________, a __________________________ located in _________________ ("Broker") and
HealthCore Medical Solutions, Inc., a Delaware Corporation with its principal offices located in Grandview, Missouri ("HealthCore").

WHEREAS, HealthCore has developed a system to allow individuals and families who enroll in a program (the "Enrollees") to obtain vision care, dental care, hearing, pharmacy and other benefits at reduced prices through provider networks selected by HealthCore (the "Program); and

WHEREAS, Broker is an entity that does business primarily as a marketing organization and has extensive dealings with those certain individuals, associates, agents and representatives listed on Exhibit B attached hereto and by reference incorporated herein and certain future associates to be nominated in writing by Broker to HealthCore to be included as part of this Agreement, subject to HealthCore's sole option to accept or reject said nominated associates (collectively the "Associates"); and

WHEREAS, Broker and Associates have or desire to establish dealings with organizations, corporations, groups, associations and others whose employees, members and customers may decide to become Enrollees (collectively the "Broker's Contacts"); and

WHEREAS, certain of Broker's Contacts (including all Broker's Contacts' subsidiaries, sub-groups, affiliated entities and branch offices, wherever located) may have a total number of potential Enrollees of every kind, including but not limited to employees, agents, members or others, that exceeds 2,500 (a "Major Account"); and

WHEREAS, HealthCore and Broker desire for Broker and Associates to solicit Enrollees for the Program pursuant to the terms hereof;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Commencing on the Effective Date, Broker shall use its best efforts to solicit Enrollees for the Program through Broker, Broker's Associates and other related sources as shall be mutually agreed upon by HealthCore and/or Broker. However, neither Broker and Associates nor anyone acting though Broker and Associates shall solicit any Major Account or commence enrollment of any Enrollees affiliated with any Major Account unless Broker shall first have submitted in writing and received back in writing, in form reasonably acceptable and approved in writing by HealthCore, that the Broker (or the party operating through Broker) is approved to market the Program to said Major Account. HealthCore, in its sole discretion, may place certain restrictions, including but not limited to a requirement for Broker to obtain an agent of record letter from said Major Account, or reject any such request from Broker and/or Associates without disclosing the reasons for such action. In addition, HealthCore, in its sole discretion, may waive the requirement for such request regarding a Major Account. If prior approval to market to a Major Account is not obtained from HealthCore and this requirement has not been waived, then, not withstanding anything else in this Agreement, neither Broker nor Associates nor anyone acting though Broker and Associates shall be entitled to any compensation regarding said Major Account and, in addition, such failure to obtain prior approval shall authorize HealthCore, in its sole discretion, to terminate this Agreement. The request to market to Major Accounts from HealthCore shall include, but not be limited to, a description of the relationship between the Broker and the Major Account (or one of its representatives) and any other information that may be requested by HealthCore from time to time.

2. All Program enrollment forms solicited by Broker shall be submitted to HealthCore. Any enrollment forms received by HealthCore without proper payment or that are illegible, incomplete or that have any similar type of problem so as to not allow them to be properly processed by HealthCore, or which for any other business reason are not acceptable to HealthCore, may be rejected by HealthCore without notice and all monies received by HealthCore from said rejected Enrollee shall be returned to the party from whom payment was received.

3. The annual renewable Enrollment Fee payable to HealthCore for all Enrollees submitted by or through Broker to HealthCore shall be payable in a single annual payment by check, bank draft, money order, credit card or other form acceptable to HealthCore and shall be in the amount of ________________ each or such other amount as shall be designated from time-to-time by HealthCore (the "Annual Payment Fee"). The monthly renewable Enrollment Fee payable to HealthCore for all Enrollees submitted by or through Broker to HealthCore shall be payable only by bank draft or other form acceptable to HealthCore, except for checks from employers for payroll deduction types of payment, and shall be _________________ per month each or such other amount as shall be designated from time-to-time by HealthCore (the "Monthly Payment Fee"). (collectively the "Enrollment Fee(s)").

4. The appropriate Enrollment Fee for each proposed Enrollee shall be submitted directly to HealthCore with the Program enrollment form by Broker or Enrollee or, in the case of payroll deduction Enrollees, by the Enrollee's employer. If any proposed Enrollee is rejected for any reason whatsoever, HealthCore shall promptly refund the Enrollment Fee received pertaining to the rejected Enrollee to the party from whom payment was received.

5. HealthCore shall pay to Broker, as compensation for the services to be rendered by Broker hereunder, such amount or amounts calculated in accordance with Exhibit A attached hereto and by reference incorporated herein. All Broker's compensation shall be paid monthly to Broker, or, in the event of Broker's death, to Broker's designated heir(s), on or before the last day of each calendar month for each Enrollee for whom the proper payment in full was received by HealthCore during the previous calendar month.

6. Broker shall be solely responsible for paying all compensation, expenses and costs of any kind whatsoever incurred by Broker and/or Associates in performing its obligations herein or as a result of this Agreement, whether or not such compensation, expenses and costs are greater than or less than the Broker's compensation. If HealthCore is required to directly pay any compensation, expenses and costs of any kind whatsoever incurred by Broker as a result of this Agreement to any entity or individual other than Broker, and if HealthCore pays any fees directly to any Association, employer or any other entity as a result of this Agreement, then the total amount of such payments shall be deducted from Broker's compensation by HealthCore, provided however that said deduction shall not limit any other rights HealthCore may have. Broker shall also be solely responsible for providing all governmental and other reporting documents to Associates and/or any other entities to whom Broker may be responsible as a result of this Agreement. The parties shall reasonably cooperate to provide to each other any necessary documentation as each shall need to comply with the provisions of the preceding sentence of this paragraph 6.

7. Notwithstanding the foregoing or anything else contained in this Agreement, HealthCore may, for promotional or other purposes, distribute enrollments in its Program to certain Enrollees of HealthCore's choice without charge ("Promotional Enrollees"), including Enrollees enrolled by Broker under the terms of this Agreement. With respect to those Promotional Enrollees, no Broker's compensation or other amount whatsoever shall be payable to Broker pursuant to this Agreement. However, all such Promotional Enrollees shall otherwise be governed by all other provisions of this Agreement.

8. Also, notwithstanding the foregoing or anything else contained in this Agreement, if for any reason an Enrollee's enrollment in HealthCore's Program terminates prior to the end of the term of said enrollment, and if for that or any other reason HealthCore reimburses all or a portion of the Enrollment Fee to the Enrollee, then Broker shall reimburse to HealthCore (or allow a credit for) the same percentage of the amount paid to Broker as provided above as the percentage of the Enrollment Fee reimbursed by HealthCore to the Enrollee.

9. During the term of this Agreement and for a period of one year after termination hereof for any reason, Broker shall specifically not market, solicit enrollments for, promote or otherwise directly or indirectly assist in the sale or marketing of any other healthcare benefit discount program which is in competition with the HealthCore Program without the express prior written consent of HealthCore. HealthCore hereby reserves the right to enter into agreements for and with, and to participate in other agreements of all kinds, including but not limited to agreements with other Brokers which may directly or indirectly compete with Broker.

10. Notwithstanding the terms and conditions of this Agreement contained herein, but subject to paragraph 9, if, at any time during this Agreement, or at any time after termination of this Agreement, Broker markets, solicits enrollments for, promotes or otherwise directly or indirectly assists in the sale or marketing of any other healthcare benefit discount program which is in competition with the HealthCore Program to any known existing Enrollees without the express prior written consent of HealthCore, or if HealthCore terminates this Agreement based on failure of Broker to obtain prior approval to market to a Major Account as provided in paragraph 1, or if this Agreement is terminated by HealthCore for cause, then, at HealthCore's sole option, this Agreement (if this Agreement is still in effect) shall terminate immediately without notice and, in any such termination event, Broker shall no longer be entitled to be receive any future Broker's compensation for any Enrollees. This right by HealthCore to cease paying any future Broker's compensation shall be in addition to all other rights and remedies available to HealthCore by law or in equity.

11. Broker shall market the Program using only materials which have been approved in advance in writing by HealthCore and for a price which has been approved in advance in writing by HealthCore. Without limiting the generality of the foregoing, Broker shall make no statement, promise, agreement or representation regarding the Program or the benefits thereunder which is not accurate and consistent with the benefits of the Program which have been specifically represented in writing to Broker by HealthCore.

12. Broker shall train all personnel working on its behalf regarding the Program, including but not limited to the price reductions available thereunder, and the proper methods of marketing.

13. As part of the operation of HealthCore's Program, HealthCore shall provide to Broker, in reasonable quantities as determined solely by HealthCore to be sufficient to enable Broker and its Associates to solicit Enrollees in the Program, certain generic selling pieces and enrollment forms. HealthCore shall also provide a fulfillment package to all Enrollees and a toll-free number for customer service.

14. The HealthCore Program shall operate under such name or names as shall be selected by HealthCore from time-to-time.

15. HealthCore shall be the sole owner of all trademarks, tradenames and similar names and marks used regarding its Program, and uses of any such names and marks by Broker and/or anyone on its behalf or as a result of its performance of its obligations hereunder shall accrue to the benefit of HealthCore. Furthermore, HealthCore shall remain the sole owner of all equipment, information, data, materials and enrollments in the Program, all of which shall be promptly returned to HealthCore by Broker and anyone else working through Broker hereunder if for any reason this Agreement terminates.

16. Notwithstanding any termination of the Program, or of this Agreement, HealthCore and Broker shall continue to perform their duties hereunder with regard to Enrollees and/or organizations who have enrolled in the Program as a direct enrollment from or through Broker prior to the termination of this Agreement.

17. Neither Broker and its Associates nor any of their agents or other representatives operating hereunder, shall use the names HealthCore, HealthCore Medical Solutions, Inc., Healthcare Solutions Card or any other name currently or in the future associated with the Program, or any materials, literature, brochures or other documents regarding the Program, without the prior written consent of HealthCore.

18. All materials, forms, data, manuals, records, reports and other information, including but not limited to Enrollment Fees and the amount and calculation of Broker's compensation, regarding the Program and Enrollees in the Program and their participation in the Program shall be the property of HealthCore and shall constitute confidential proprietary business information of HealthCore which shall be maintained in strictest confidence by Broker on behalf of HealthCore. Upon termination of participation in the Program for any reason by Broker, Broker shall promptly return to HealthCore all material regarding the Program, including brochures, reports, data, supplies, equipment and manuals.

19. This Agreement shall not create a partnership, joint venture or similar relationship between HealthCore and Broker or Broker's Associates, who for all purposes shall be independent contractors. Nothing contained herein shall be construed to the contrary.

20. In the event that any provision of this Agreement shall be held to be illegal or otherwise unenforceable by any court of competent jurisdiction for any reason whatsoever, such provision shall be severed and the remainder of the entire Agreement shall continue in full force and effect, provided however that if the severing of such provision shall result in in a material alteration of this Agreement, the remaining provisions of this Agreement shall be adjusted equitably so that no party benefits disproportionately.

21. No omission or delay by either party at any time to enforce any right or remedy reserved to it or to require performance of the terms, covenants or provisions of this Agreement shall be a waiver of any such right or remedy to which either party is entitled, nor shall it in any way effect the right of either party to enforce such terms, covenants or provisions therafter.

22. This Agreement shall represent the sole and binding understanding between the parties and shall supercede and replace all prior agreements, whether written or oral, between the parties, and all such prior agreements shall be deemed cancelled as of the Effective Date. This Agreement may not be altered, modified or changed in any manner except by mutual written consent of the parties.

23. HealthCore reserves the right to change any present or future provider discounts, benefits, or other aspects of its Program from time-to-time without prior consent of Broker.

24. HealthCore shall indemnify, defend and hold harmless Broker and its officers, directors, members, shareholders, employees and agents from and against any claims, liabilities, damages, expenses, duties, obligations and causes of action directly or indirectly relating to or resulting from any negligence, actions, transactions, occurrences, representations, misrepresentations, omissions or other failure by HealthCore to properly perform its obligations hereunder which is not materially contributed to by the negligence or failure to perform its obligations hereunder by either Broker or its Associates or anyone assisting in the performance by Broker or its Associates of their obligations hereunder. Notwithstanding the foregoing, under no circumstance shall HealthCore have any liability to any Enrollee or potential Enrollee in its Program, other than the refund of the current annual Enrollment Fee already paid by the Enrollee to Healthcore.

25. Broker and its Associates shall each indemnify, defend and hold harmless HealthCore and its officers, directors, members, shareholders, employees, agents, Enrollees and providers of services in the Program from and against any claims, liabilities, damages, expenses, duties, obligations and causes of action directly or indirectly relating to or resulting from any negligence, actions, transactions, occurrences, representations, misrepresentations, omissions or other failure by either Broker or its Associates to properly perform its obligations hereunder which is not materially contributed to by the negligence or failure to perform its obligations hereunder by HealthCore.

26. The terms of this Agreement shall be in full force and effect as of the Effective Date and shall continue for a period of one year thereafter unless terminated earlier by HealthCore for cause. Thereafter, this Agreement shall automatically renew and continue in effect until terminated by either party upon 60 days written notice.

27. This agreement may not be assigned by either party without the express written consent of the other party, except that the rights and duties of HealthCore may be assigned to any subsidiary or parent entity or any other entity to which substantially all of the assets of HealthCore may be transferred.

28. All notices hereunder shall be considered sufficiently given when actually delivered or when sent or received by facsimile transmission; or three (3) business days after being deposited in the US mail, postage prepaid, certified mail, return receipt requested; addressed as follows:

          A.   To Broker:
                                   ________________________________

                                   ________________________________

                                   ________________________________

                                   Fax Number: (____)_____-_______

          B.   To HealthCore:
                                   HealthCore Medical Solutions, Inc.
                                   Attn: Chief Operating Officer
                                   11904 Blue Ridge Boulevard
                                   Grandview, Missouri  64030
                                   Fax Number: (816) 765-6573

                With a Copy to:    Mr. Robert R. Bartunek
                                   Swanson, Midglen, Gangwere,
                                       Kitchin & McLarney
                                   922 Walnut, Suite 1500
                                   Kansas City, Missouri  64106
                                   Fax Number: (816) 842-0013

          Either party, by notice to the other party, may change the address(es) and/or number to which notices to it are to be given.

29. This Agreement shall inure to the benefit of the parties hereto and their successors and permitted assigns, and shall be governed by the laws of, and for all purposes deemed to have been entered into in, the State of Missouri. Any action or other judicial proceeding for the enforcement of this Agreement or any of its provisions shall be instituted only in a court of competent jurisdiction in the County of Jackson, State of Missouri, and each party hereby waives the right to change venue.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

HealthCore Medical Solutions, Inc.:         Broker:

By____________________                      By_________________________
     James H Steinheider
     Chief Operating Officer               Fed Tax I.D.# ________________

                                    EXHIBIT A
                          PAYMENTS TO BE MADE TO BROKER
                       BROKER NAME: ______________________

With respect to collecting Enrollment Fees from all new or existing Enrollees in HealthCore's Program identified at the time of enrollment as originating from Broker under the terms of this Agreement, HealthCore shall pay to Broker as compensation the amounts determined from the calculations below:

1. During the initial one-year term of this Agreement, the portion of the Enrollment Fees received from those prospective Enrollees identified at the time of enrollment as having originated from the sales and marketing activities of Broker or Broker's Associates that shall be retained by HealthCore from the Enrollment Fees received (the "Retainage"), shall be ____________________ each for all Single Payment Fees received by HealthCore and __________________ per month each for all Monthly Payment Fees received by HealthCore. Enrollment Fees received by HealthCore from all new or existing Enrollees in HealthCore's Program identified at the time of enrollment as originating from Broker under the terms of this Agreement in excess of the Retainage shall be paid to Broker as Broker's sole compensation calculated and payable to Broker under the terms of this Agreement.

2. Beginning the first day of the month immediately following first anniversary of the Effective Date of this Agreement and continuing thereafter until this Agreement is terminated, the calculation of Broker's compensation shall be determined in the same manner as described in paragraph 1 of this Exhibit A, except that HealthCore shall have the sole option to change the Retainage amounts to reflect HealthCore's then current Retainage rate structure, provided however that in no event shall the Retainage be increased to an amount that is greater than 70% of the then current HealthCore standard Enrollment Fee and that at least 15 days prior to such change, HealthCore shall have notified Broker in writing of any such change.

3. After termination of this Agreement, subject to the provisions of paragraph 10, for Enrollees who remain enrolled in the Program through the same group through which they were initially enrolled in the Program through Broker, Broker shall continue to be paid Broker's compensation for a period of time equal to the duration that this Agreement was in effect. Said Broker's compensation shall be calculated on all Enrollment Fees and renewals thereof which Broker identified at the time of enrollment as originating from Broker under the terms of this Agreement. The calculation of Broker's compensation shall be determined in the same manner as described in paragraph 1 of this Exhibit A, except that HealthCore shall have the sole option to change the Retainage amounts to reflect HealthCore's then current Retainage rate structure, provided however that in no event shall the Retainage be increased to an amount that is greater than 70% of the then current HealthCore standard Enrollment Fee and that at least 15 days prior to such change, HealthCore shall have notified Broker in writing of any such change.

                                    EXHIBIT B
                       BROKER'S NAME _____________________
                            BROKER'S ASSOCIATES LIST

1.    _________________________

2.    _________________________

3.    _________________________

4.    _________________________

5.    _________________________

6.    _________________________